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As filed with the Securities and Exchange Commission on July 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TUCOWS INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2707366
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

96 Mowat Avenue Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Tucows Inc. Amended and Restated 1996 Equity Compensation Plan
 (Full Title of the Plan)

Elliot Noss
President and Chief Executive Officer
Tucows Inc.
96 Mowat Avenue
Toronto, Ontario M6K 3M1
Canada
(Name and Address of Agent For Service)

(416) 535-0123
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock, no par value	1,150,000 shares	$0.275	$316,250	$26

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares as may hereinafter be offered or issued under the Tucows Inc. Amended and Restated 1996 Equity Compensation Plan, as amended (the "Plan"), to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee. The calculation with respect to the ungranted awards under Plan is based upon the average of the high and low prices for the Registrant's Common Stock, no par value, as quoted on the OTC Bulletin Board maintained by Nasdaq on July 7, 2003, which date is within five (5) business days prior to the date of filing this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference:

  1.
  The Registrant's Form 10-K for the year ended December 31, 2002, filed with the Commission on March 28, 2003.

  2.
  The Registrant's Current Report on Form 8-K dated May 7, 2003, filed with the Commission on May 7, 2003.

  3.
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 14, 2003.

  4.
  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 23, 1996, to register such securities under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

        The class of securities to be offered under this Registration Statement is registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law provide that a business corporation may indemnify any director or officer against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another domestic or foreign enterprise, provided that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the Pennsylvania Business Corporation Law provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of these actions.

        Section 1746 of the Pennsylvania Business Corporation Law provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Section 1747 of the Pennsylvania Business Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against that person and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against the liability under Subchapter D.

        The Registrant's amended and restated bylaws provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director's criminal or tax liability is not limited by the foregoing provision.

        The Registrant's amended and restated bylaws provide that the Registrant is obligated to indemnify directors and officers to the fullest extent not prohibited by law against any liability including any judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees) actually and reasonably incurred in connection with any action, suit or proceeding if such proceeding was authorized by the board of directors.

        In addition to the indemnification provided for in the Registrant's amended and restated bylaws, the Registrant maintains an insurance policy which insures the Registrant's directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated 1996 Equity Compensation Plan, as amended.
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  * * *

  (h)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on this 11th day of July, 2003.

TUCOWS INC.
By:	/s/ ELLIOT NOSS Elliot Noss President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ ELLIOT NOSS Elliot Noss	President, Chief Executive Officer (Principal Executive Officer) and Director	July 11, 2003
/s/ MICHAEL COOPERMAN Michael Cooperman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2003
/s/ STANLEY STERN Stanley Stern	Director	July 11, 2003
Erez Gissin	Director	July 11, 2003
/s/ ALAN LIPTON Alan Lipton	Director	July 11, 2003
/s/ LLOYD N. MORRISETT Lloyd N. Morrisett	Director	July 11, 2003
/s/ ROBERT F. YOUNG Robert F. Young	Director	July 11, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated 1996 Equity Compensation Plan, as amended.
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX